Exhibit (D)(1)

                            TLC THE LASER CENTER INC.

                     AMENDED AND RESTATED SHARE OPTION PLAN

                                October 26, 2000

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                                TABLE OF CONTENTS

                                   ARTICLE 1.
                                     GENERAL

1.1. Plan....................................................................  1
1.2. Purpose.................................................................  1
1.3. Administration..........................................................  1
1.4. Interpretation..........................................................  1
1.5. Numbers.................................................................  3

                                   ARTICLE 2.
                                SHARE OPTION PLAN

2.1. Grants..................................................................  3
2.2. Exercise of Options.....................................................  4
2.3. Option Price............................................................  4
2.4. Grant to Participant's RRSP.............................................  4
2.5. Termination, Retirement, Death or Departure.............................  4
2.6. Option Agreements.......................................................  5
2.7. Payment of Option Price.................................................  5
2.8. Amendment of Option Terms...............................................  5

                                   ARTICLE 3.
                                     GENERAL

3.1. Right to Exercise Options in connection with a Proposed Transaction.....  5
3.2. Prohibition on Transfer of Options......................................  6
3.3. Prohibition on Transfer of Shares.......................................  6
3.4. Capital Adjustments.....................................................  6
3.5. Non-Exclusivity.........................................................  6
3.6. Amendment and Termination...............................................  6
3.7. Compliance with Legislation.............................................  7
3.8. Effective Date..........................................................  7

REGULATIONS UNDER PLAN

Schedule "A" - Option Agreement
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                            TLC THE LASER CENTER INC.
                     AMENDED AND RESTATED SHARE OPTION PLAN

                                   ARTICLE 1.
                                     GENERAL

1.1.  Plan

      This Plan consists of a Share Option Plan.

1.2.  Purpose

      The purpose of this Plan is to advance the interests of the Corporation by
      (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) encouraging Eligible Persons to remain with the Corporation or its Affiliates; and (v) attracting new employees, officers and directors to the Corporation or its Affiliates.

1.3.  Administration

      (a) This Plan will be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than 3 directors. If a committee is appointed for this purpose, all references to the term "Board" will be deemed to be references to the committee.

      (b) Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and
            (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board's guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.

1.4.  Interpretation

      For the purposes of this Plan, the following terms will have the following meanings unless otherwise defined elsewhere in this Plan:

      (a) "Affiliate" means any corporation that is an affiliate of the Corporation as defined under the Securities Act (Ontario);

      (b) "Board" means the Board of Directors of the Corporation or a committee thereof appointed in accordance with the Plan;
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      (c)   "Corporation" means TLC The Laser Center Inc.;

      (d) "Eligible Person" means, subject to the Regulations and to all applicable law, any employee, officer, director or Service Provider of (i) the Corporation or (ii) any Affiliate of the Corporation (and includes any such person who is on a leave of absence authorized by the Board or the Board of Directors of any Affiliate) designated as an Eligible Person by the Board;

      (e) "Option" means a right granted to an Eligible Person to purchase Shares of the Corporation on the terms of this Plan;

      (f) "Participant" means an Eligible Person to whom or to whose RRSP an Option has been granted;

      (g) "Plan" means the Corporation's Amended and Restated Share Option Plan consisting of the SOP;

      (h) "Regulations" means the regulations made pursuant to this Plan, as same may be amended from time to time;

      (i)   "RRSP" means a registered retirement savings plan;

      (j) "Service Provider" means an individual who signs a contract or agreement with the Corporation in order to publicly endorse the goods or services provided by the Corporation and who may receive options under the Plan as all or part of their compensation paid by the Corporation.

      (k) "Share Option Price" means the price at which Shares subject to this Plan can be purchased as determined by the Board in accordance with the SOP;

      (l)   "Shares" means the common shares of the Corporation;

      (m) "Share Option Plan" or "SOP" means the Amended and Restated Share Option Plan;

      (n) "Termination Date" means the date on which a Participant ceases to be an Eligible Person;

      (o) "Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;

      (p) "Trustee" means a person appointed by the Board to act in the capacity of trustee for the benefit of the SPP; and
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      (q)   "Year" means a fiscal year of the Corporation commencing on June 1 and ending on May 31.

      Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

      This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario.

1.5.  Numbers

      The maximum number of Shares available for purchase or issuance under this Plan is 5,116,000, less the maximum number of Shares which may be issued under any other "share compensation arrangement" of the Corporation, as such term is defined under applicable rules of The Toronto Stock Exchange excluding the Corporation's Share Purchase Plan.

      Any Shares subject to an Option which has been granted under the SOP and which for any reason have been cancelled or terminated without having been exercised will again be available under this Plan.

                                   ARTICLE 2.
                                SHARE OPTION PLAN

2.1.  Grants

      Subject to this SOP, the Board will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this SOP, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of Shares acquired upon exercise of an Option may be forfeited. An Eligible Person and the Eligible Person's RRSP may receive Options on more than one occasion under this SOP and may receive separate Options on any one occasion.

      Subject to the Regulations, the aggregate number of securities available for issuance under the SOP to any one person and an RRSP of which that person is an annuitant, will be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis), or such lesser number as may be required by applicable regulatory authorities from time to time.
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2.2.  Exercise of Options

      (a) Options granted must be exercised no later than 5 years after the date of grant or such lesser period as the applicable grant or Regulations may require.

      (b) The Board may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments.

      (c) No fractional Shares may be issued and the Board may determine the manner in which fractional Share value will be treated.

      (d) Not less than 100 Shares may be purchased at any one time except where the remainder totals less than 100.

2.3.  Option Price

      The Board will establish the exercise price of an Option at the time each Option is granted on the basis of the closing market price of the Shares on the market with the largest trading volume of the Shares on the last trading date preceding the date of the grant. If there is no trading on that date, the exercise price will be the average of the bid and ask on the date preceding the date of the grant. If there is no trading market for the Shares, the Board will in good faith determine the exercise price of an Option based on the fair market value of the Shares on the date of the grant.

2.4.  Grant to Participant's RRSP

      Upon written notice from the Participant, any option that might otherwise be granted to that Participant, will be granted, in whole or in part, to an RRSP established by and for the sole benefit of the Participant. The determination of whether and the extent to which a Participant is entitled by applicable tax law to contribute Options to the Participant's RRSP shall be the responsibility of the Participant.

2.5.  Termination, Retirement, Death or Departure

      (a) If a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant or the Participant's RRSP will cease to be exercisable 90 days after the Termination Date. If any portion of an Option has not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant or the Participant's RRSP. Without limitation, and for greater certainty only, this subsection (a) will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest in the Participant or the Participant's RRSP.
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                                     - 5 -


      (b) If a Participant dies, the legal representatives of the Participant may exercise the Participant's Options and the participant's RRSP Options within 180 days after the date of the participant's death but only to the extent the Options were by their terms exercisable on the date of death.

2.6.  Option Agreements

      Each Option must be confirmed, and will be governed, by an agreement (an "Option Agreement") in the form of Schedule "A" (as the same may be amended from time to time by the Regulations) signed by the Corporation and the Participant or an RRSP of which that person is an annuitant.

2.7.  Payment of Option Price

      The exercise price of each Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise, and upon receipt of payment in full, but subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

2.8.  Amendment of Option Terms

      With the consent of any applicable regulatory authorities (as required) and the Participant affected thereby, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended, including without limitation, to change the date or dates as of which, or the price at which, an Option becomes exercisable.

                                   ARTICLE 3.
                                     GENERAL

3.1.  Right to Exercise Options in connection with a Proposed Transaction

      Notwithstanding any other provision of this Plan, in the event of any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Shares of the Corporation (collectively, the "Proposed Transaction"), the Corporation shall give written notice to all Participants advising that their respective Options or the Options held by their RRSP's, shall be fully exerciseable immediately, whether or not otherwise fully exerciseable, vested or unvested on that date, and may be exercised only within 30 days after the date of the notice and not thereafter, and that all rights of the Participants and their RRSP's under any Options not exercised will terminate at the expiration of the 30-day period, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period.
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3.2.  Prohibition on Transfer of Options

      Options are personal to each Eligible Person. No Eligible Person may deal with any Options or any interest in them or Transfer any Options now or hereafter held by the Eligible Person except in accordance with the Plan. A purported Transfer of any Options in violation of the Plan will not be valid and the Corporation will not issue any Share upon the attempted exercise of improperly Transferred Options.

3.3.  Prohibition on Transfer of Shares

      No Participant will, upon exercise of an Option, deal with any Share or any interest in it or Transfer any Share now or hereafter held by the Participant or the Participant's RRSP except in accordance with the Articles of the Corporation as implemented by the Board.

3.4.  Capital Adjustments

      If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under the SOP; (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (iii) the purchase price of those shares subject to unexercised Options theretofore granted under the SOP, and in the exercise price of those unexercised Options; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation or consolidation of the Corporation with another corporation, the Board may make such provision for the protection of the rights of Eligible Persons, participants and their RRSP's as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

3.5.  Non-Exclusivity

      Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

3.6.  Amendment and Termination

      (a) The Board may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval. Subject to section 3.1, no amendment, suspension or termination will alter or impair any Options under the SOP, or any rights pursuant thereto, granted previously to any Participant or the Participant's RRSP without the consent of that Participant.
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      (b)   If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules and Regulations adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Options under the SOP or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or the Options it would be entitled to make if the Plan were still in effect.

3.7.  Compliance with Legislation

      The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.

3.8.  Effective Date

      This Plan will become effective immediately.
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                            TLC THE LASER CENTER INC.

                     AMENDED AND RESTATED SHARE OPTION PLAN

                                   REGULATIONS

1. In these Regulations, words defined in this Plan and not otherwise defined herein will have the same meaning as set forth in this Plan.

2.    A Participant will cease to be an Eligible Person on earliest of:

      (a) the date of the Participant's termination, retirement or cessation of employment with or engagement by the Corporation or any of its Affiliates;

      (b)   the date of the Participant's death; and

      (c) the date on which the Participant otherwise fails to meet the criteria set forth under the definition of an Eligible Person.

3. If the legal representative of a Participant who has died exercises the Option of the Participant or the Participant's RRSP in accordance with the terms of the SOP, the Corporation will have no obligation to issue the Shares until evidence satisfactory to the Corporation has been provided by the legal representative that the legal representative is entitled to purchase the Shares under this Plan.

4. Share certificates representing the number of Shares in respect of which the Option has been exercised will be issued only upon payment in full of the relevant exercise price. These share certificates will be held for safekeeping by the Secretary of the Corporation, unless the Participant directs the Secretary otherwise.
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                                  SCHEDULE "A"

PERSONAL AND CONFIDENTIAL
[Date]

[FirstName] [LastName]
c/o TLC Vision Corporation
5280 Solar Drive, Suite 300
Mississauga, Ontario
L4W 5M8

Dear [FirstName],

The Share Option Plan (The "Option Plan") of the Corporation permits the Board of Directors to grant options to officers, employees and certain others whose contributions to the Corporation is significant. In recognition of your future and continuing contribution to the Corporation and in order to permit you to share in enhanced values that you will help to create, the Board is pleased to grant you, as of [DateofIssue]an option (the "Option") to purchase Common shares (the "Shares") of the Corporation. This Option is granted on the basis set out in this letter, and is subject to the Share Option Plan Document and the Insiders Trading Policy. This letter and the Option Plan are referred to collectively as the "Option Documents". All capitalized terms not otherwise defined are to bear the meaning attributed to them in the Option Plan.

The total number of Shares that you may purchase pursuant to this Option is: [Amount]

The price you must pay for each Share to be acquired on the exercise of an Option is:[Price]

Your rights to purchase Shares will vest and expire as follows:

Vesting Date           Percentage of Options Exercisable             Expiry Date
                       On or After Vesting Date

      o                             o                                     o

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares pursuant to this option will expire at 11:59 p.m. on [ExpiryDate].

This Option may be exercised in whole or in part in respect of vested Options at any time prior to expiry of the relevant Options, by delivery of written notice to the Corporation's head office to the attention of Human Resources, specifying the number of Shares to be purchased, accompanied by payment by bank draft or certified check of the total purchase price of the Shares. This Option may not be exercised in amounts less than 100 Shares in the case of any one exercise unless that exercise would entirely exhaust the Option.

All options, when exercised, will be taxed at source according to the Income Tax laws in whichever Country you reside in and taxed at the normal withholding rate based on Taxable Income. The benefit will be included on your T4/W2. All US residents are now required to complete and sign the attached letter and return it to Human Resources.
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                                     - 2 -


Nothing in the Option Documents will affect our right to terminate your services, responsibilities, duties and authority to represent the Corporation or any of its Affiliates at any time for any reason whatsoever. Regardless of the reason for your termination, your rights to exercise this option will be restricted to those rights which have vested on or prior to your date of termination and, in any claim for wrongful dismissal or breach of contract, no consideration will be given to any options that might have vested during an appropriate notice period or as a result of additional compensation you may have received in place of that notice period. Complete details of these restrictions are set out in the Option Plan.

All decisions made by the Board with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be binding and conclusive on all parties.

This option is personal and may not be sold, pledged, transferred or encumbered in any way. These are restrictions on the transfer of Shares issued to you pursuant to the Option Plan. As well, restrictions apply in connection with cessation of engagement. Complete details of these restrictions are set out in the Option Plan.

Please acknowledge acceptance of this Option by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Corporation, attention Human Resources. By signing and delivering this copy, you are agreeing to be bound by all terms of the Option Documents.

Yours truly,

TLC VISION CORPORATION


By:   ______________________________
      Paul Frederick
      Executive Vice President, Human Resources

I have read and agree to be bound by this letter.


Signature:    ______________________

Date:         ______________________

Witness:      ______________________

Witness Name:

(Printed)     ______________________